Exhibit 5.1

[O’Melveny & Myers LLP letterhead appears here]

May 10, 2005

Seracare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

Re:    Registration of Securities of Seracare Life Sciences, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-1 (File No. 333-124118) of Seracare Life Sciences, Inc., a California corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of up to 4,025,000 shares of its common stock, no par value (the “Securities”), which includes up to 3,450,000 shares to be sold by the Company (the “Company Securities”) and up to 575,000 shares to be sold by certain selling stockholders (the “Selling Stockholder Securities”).

We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and the Selling Stockholder Securities are, and upon payment for and delivery of the Company Securities as contemplated by the Registration Statement and the book-entry of the Company Securities by the transfer agent for the Company’s common stock in the name of The Depository Trust Company or its nominee, the Company Securities will be, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’Melveny & Myers LLP